As filed with the Securities and Exchange Commission on August 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

META MATERIALS INC.

(Exact name of Registrant as specified in its charter)

Nevada	74-3237581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Research Drive

Dartmouth, Nova Scotia, Canada B2Y 4M9

(Address of principal executive offices, including zip code)

Amended and Restated Stock Option Plan of Meta Materials Inc.

effective March 4, 2020

(Full title of the plans)

George Palikaras

Meta Materials Inc.

1 Research Drive

Dartmouth, Nova Scotia, Canada B27 4M9

(902) 482-5729

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

12235 El Camino Real

San Diego, CA 92130

Telephone: (858) 350-2300

Facsimile: (858) 350-2399

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, of Meta Materials Inc. (“Common Stock”) reserved for issuance pursuant to the amended and restated stock option plan of Metamaterials Inc. effective March 4, 2020 (1)	30,847,343	$ 2.92 (3)	$ 90,074,241.56	$ 9,827.10
TOTAL:	30,847,343	$ 2.92	$ 90,074,241.56	$ 9,827.10

(1)	Represents shares of Common Stock issuable under the amended and restated stock option plan of Metamaterials Inc. effective March 4, 2020 (the “Meta Option Plan”).
(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Meta Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the total registration fee on the basis of $2.92 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on August 20, 2021.

META MATERIALS INC.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Meta Materials Inc. (the “Registrant”) for the purpose of registering 30,847,343 shares of Common Stock reserved for issuance under the amended and restated stock option plan of Metamaterial Inc. effective March 4, 2020 (the “Meta Option Plan”).

On June 28, 2021, the Registrant (formerly known as “Torchlight Energy Resources, Inc.”) completed its previously announced acquisition of all of the outstanding common shares of Metamaterial Inc. (“Meta”) in accordance with the terms and conditions of the Arrangement Agreement, dated December 14, 2020, as amended on February 3, 2021, March 11, 2021. March 31, 2021. April 15, 2021, May 2, 2021, and June 18, 2021 (the “Arrangement Agreement”), by and among the Registrant, Meta, Metamaterial Exchangeco Inc. (formerly named 2798832 Ontario Inc.) and 2798831 Ontario Inc., each a wholly-owned subsidiary of the Registrant, to acquire all of the outstanding common shares of Meta by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Ontario), on and subject to the terms and conditions of the Arrangement Agreement.

In connection with the Arrangement, the Registrant assumed the Meta Option Plan and all outstanding options and DSUs granted pursuant to the Meta Option Plan became exercisable for shares of the Registrant’s Common Stock in accordance with the terms of the Meta Option Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 18, 2021;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed on May 14, 2021 and August 13, 2021, respectively;

(3)

The Registrant’s Current Reports on Form 8-K as filed on January 6, 2021, January  13, 2021, January  14, 2021, January  22, 2021, January  25, 2021, January  28, 2021, January  29, 2021, February  1, 2021, February  4, 2021, February  8, 2021, February  10, 2021, February  16, 2021, February  22, 2021, March  11, 2021, March  15, 2021, April  1, 2021, April  15, 2021, May  4, 2021, May  7, 2021, May  25, 2021, June  11, 2021, June  16, 2021, June  21, 2021, June  29, 2021, as amended on August  17, 2021, July  2, 2021, July  23, 2021, and August 10, 2021.

(4)

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of the Exchange Act; and

(5)

The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s registration statement on Form 8-A (Registration Statement No.  001-36247) filed with the SEC on December 13, 2013, including any amendment or report filed for the purpose of updating such description

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in our right, by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (“NRS”); or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Our Bylaws also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Further, our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by us.

Sections 78.7502 and 78.751 permit the indemnifications described above. Further, Section 78.7502 provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, we are required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Ballard Spahr LLP with respect to the legality of the securities registered hereunder.

10.1	Amended and Restated Stock Option Plan of Metamaterial Inc. Effective March 4, 2020

23.1	Consent of Briggs & Veselka Co.

23.2	Consent of KPMG LLP

23.3	Consent of Ballard Spahr LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dartmouth, Province of Nova Scotia, Country of Canada, on August 25, 2021.

Meta Materials Inc.

By:	/s/ Kenneth Rice
Kenneth Rice
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Palikaras and Kenneth Rice, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Meta Materials Inc.), to sign the Registration Statement on Form S-8 of Meta Materials Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they, he, or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Palikaras George Palikaras	President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2021

/s/ Kenneth Rice Kenneth Rice	Chief Financial Officer, Executive Vice President and Secretary (Principal Financial and Accounting Officer)	August 25, 2021

/s/ Maurice Guitton Maurice Guitton	Director	August 25, 2021

/s/ Eric M. Leslie Eric M. Leslie	Director	August 25, 2021

/s/ Ramamritham Ramkumar Ramamritham Ramkumar	Director	August 25, 2021

/s/ Allison Christilaw Allison Christilaw	Director	August 25, 2021

/s/ Steen Karsbo Steen Karsbo	Director	August 25, 2021

/s/ Kenneth Hannah Kenneth Hannah	Director	August 25, 2021